Exhibit 99.1

Coastal Caribbean Oils & Minerals, Ltd.

COASTAL PETROLEUM COMPANY ENTERS DRILLING DEAL
TO TEST LODGEPOLE PROSPECTS ON ITS MONTANA LEASES

APALACHICOLA, FL, September 25, 2007. Phillip Ware, President and Chief Executive Officer of Coastal Caribbean Oils & Minerals, Ltd. (OTC Bulletin Board: COCBF.OB) (“Coastal Caribbean” or the “Company”), announced today that the Company’s wholly owned subsidiary, Coastal Petroleum Company (“Coastal”), has entered an agreement with F Cross Resources, LLC (“F Cross Resources”) to begin exploration for oil and natural gas in the Northwest part of Coastal’s Valley County, Montana leases (“Leases”).

Under the Agreement, F Cross Resources has paid Coastal $50,000 for the option to drill a Lodgepole test well within six months with an option to acquire an interest in the surrounding acreage. F Cross Resources would pay the cost of drilling the well in return for a 100% working interest in the well until payout and an 80% working interest after payout with Coastal receiving the other 20% working interest. Upon completion of the test well, F Cross Resources will have the option to acquire a 50% working interest in the approximately 64,000 acres of the westernmost part of Coastal’s Leases, for $25 per acre. The option could extend to one year from the date of the agreement, depending on the drilling of the test well, and could be extended an additional six months if F Cross Resources drills a second Lodgepole test well.

Ware said, “This agreement combined with last month’s agreement with Lusora offers Coastal the opportunity to have exploration simultaneously on different areas of our leases as well as for different targets.” This Agreement is in addition to and separate from Coastal’s recent Agreement to drill a shallow gas prospect with Lusora Healthcare Systems, Inc. which has now changed its name to Western Standard Energy Corp. The Agreement with F Cross Resources also allows the parties to work together to test other Lodgepole oil prospects identified on the Leases and within an area of mutual interest.

Now in its 55th year, Coastal Caribbean Oils & Minerals, Ltd., is engaged in the exploration for and development of oil and gas reserves through its wholly owned subsidiary, Coastal Petroleum. Coastal Petroleum’s principal assets are its cash and its non-producing oil and gas leases within the Williston Basin, covering approximately 9,000 net acres in North Dakota and approximately 137,000 net acres in Montana.

Certain statements included in this press release, which are not historical in nature, are intended to be forward-looking statements. Coastal Caribbean cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

Contact: Robert J. Angerer, Jr. at (850) 576-5982

* * * *